Exhibit (a)(5)(K)

news release

OMNICARE ENTERS INTO CONFIDENTIALITY AND JOINT DEFENSE AGREEMENT WITH PHARMERICA

COVINGTON, Ky., October 26, 2011 — Omnicare, Inc. (NYSE:OCR) today confirmed that it has entered into a confidentiality and joint defense agreement with PharMerica Corporation (NYSE:PMC).  Under the agreement, the companies will exchange certain information in furtherance of the analysis of the regulatory approval process relating to Omnicare’s previously announced offer to purchase all outstanding shares of PharMerica common stock for $15.00 per share.

There can be no assurance that this exchange of information will lead to discussions between the parties with respect to a definitive merger agreement or transaction.

Goldman, Sachs & Co. is acting as financial advisor to Omnicare and dealer manager for the offer and Dewey & LeBoeuf LLP and Axinn, Veltrop & Harkrider LLP are acting as legal counsel.

About Omnicare

Omnicare, Inc., a Fortune 400 company based in Covington, Kentucky, provides comprehensive pharmaceutical services to patients and providers across North America.  As the market-leader in professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other chronic care institutions, Omnicare leverages its unparalleled clinical insight into the geriatric market along with some of the industry’s most innovative technological capabilities to the benefit of its long-term care customers.  Omnicare also provides key commercialization services for the bio-pharmaceutical industry and end-of-life disease management through its Specialty Care Group.  For more information, visit www.omnicare.com.

Forward-looking Statements

In addition to historical information, this communication contains certain statements that constitute “forward-looking statements.”  These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this communication (including, but not limited to, statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact.  Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated.  These risks and uncertainties include, but are not limited to, the possibility that

Omnicare will not pursue a transaction with PharMerica, the timing to consummate a potential transaction between Omnicare and PharMerica, the ability and timing to obtain required regulatory approvals, Omnicare’s ability to realize the synergies contemplated by a potential transaction, Omnicare’s ability to promptly and effectively integrate the businesses of PharMerica and Omnicare, the performance of Omnicare’s institutional pharmacy business, business conditions in the institutional pharmacy industry generally, the inability to expand geographically as anticipated, the inability to leverage services and capabilities among Omnicare’s network of institutional pharmacies as anticipated, the effectiveness of Omnicare’s strategy in the institutional pharmacy business, the ability of the PharMerica acquisition to strengthen relationships with pharmaceutical and biotechnology companies and the risks and uncertainties described in Omnicare’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission (“SEC”).  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, Omnicare’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Except as otherwise required by law, Omnicare does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Important Additional Information

On September 7, 2011, Philadelphia Acquisition Sub, Inc. (“Purchaser”), a wholly owned subsidiary of Omnicare, Inc. (“Omnicare”), commenced a tender offer to purchase all issued and outstanding shares of common stock, par value $0.01 per share (together with the associated preferred share purchase rights, the “Shares”) of PharMerica Corporation (“PharMerica”) at a price of $15.00 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”).  The Offer is scheduled to expire at 5:00 p.m., New York City time, on December 2, 2011, unless extended.  If the Offer is extended, Omnicare will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day following the date the Offer was scheduled to expire.  The Offer is conditioned on, among other things, there being validly tendered and not withdrawn at least a majority of the total number of Shares outstanding on a fully diluted basis, the board of directors of PharMerica redeeming or invalidating its “poison pill” stockholder rights plan, receipt of regulatory approvals and other customary closing conditions as described in the Offer to Purchase. The Offer is not subject to any financing contingencies.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) that was filed on September 7, 2011 by Omnicare and Purchaser with the SEC.  These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the Offer, that should be read carefully before any decision is made with respect to the Offer.  Investors and security holders of PharMerica are able to obtain free copies of these documents and other documents filed with the SEC by Omnicare through the web site maintained by the SEC at http://www.sec.gov or by directing a request to the Corporate Secretary of Omnicare, Inc., 100 East RiverCenter Boulevard, Suite 1600, Covington, Kentucky 41011.  Free copies of any such documents can also be obtained by directing a request to Omnicare’s information agent, D.F. King & Co., Inc., by phone at (212) 269-5550 or toll-free at (800) 769-7666 or by email at info@dfking.com.

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Contacts:

Omnicare

Patrick C. Lee

(859) 392-3444

patrick.lee@omnicare.com

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Jamie Moser

(212) 355-4449

abrimmer@joelefrank.com

jmoser@joelefrank.com